Big Dog Entertainment/PRELUDE Development, Inc.
304 Park Av. South, 11th Fl.
New York, New York 10010

                             BODY OF WORK AGREEMENT

     The following is an agreement between Big Dog Entertainment/Prelude Development, Inc. ("The Production Company") and Warren Murphy (The Owner and Writer) for Warren Murphy's participation in The Production Company and granting The Production Company a right of "option" on the complete "body of work" of novels, short stories, and screenplays/proposals that Murphy owns and has copyright to, per the Attached List designated Exhibit A for the expressed purpose of production of such projects for full length motion pictures and/or television series release, agreement dated February 4, 1999.

     1.   TERM:
     The initial term of this agreement shall be for a period of three years, commencing on Feb 4, 1999 and ending on Feb 4, 2002. During this Initial Term, the Production Company agrees to facilitate the production of three
     (3) of the Writer's properties selected from exhibit A. (the "production" shall be defined as the Production Company actually optioning one of the Writer's properties, establishing a production schedule, and Writer receiving contractual payments as defined herein.) The Writer agrees to write four (4) outlines, selected by the Production Company from exhibit A and provide the treatments to the Production Company in accordance with schedule requirements stated herein.

     EMPLOYMENT: Production Company agrees to employ Writer initially as sole Writer on each individual project to accomplish initial writing requirements (treatments and or screenplays) and Writer agrees to perform, upon the terms and conditions herein specified in the individual project "option" and "screenwriter" agreements. Writing services for the proposed Theatrical Motion Pictures shall be based upon those properties specified of the Writer's original literary works (listed in Exhibit A).

     (a) Writer agrees that Production Company has right of first refusal on optioning all literary works in Exhibit A. Notwithstanding the foregoing, Writer agrees that if any of the literary works listed in Exhibit A are offered or solicited for purchase for the purpose of being made into a motion picture, or any form thereof, during the Initial Term of this Agreement or any extensions or Terms of this Agreement, Production Company shall be attached to said project as executive production entity and compensated accordingly, per the terms to be negotiated fairly.

     (b) Writer hereby grants to Producer the right to use Writer's name in connection with the material and the motion picture photo play hereunder and in advertising, exploiting and exhibiting the same.

     4. COMMENCMENT OF SERVICES:

     (a) Writer provides a copy of all finished literary works listed in Exhibit A to the Production Company within five days or when available of execution of the agreement.

     (b) Production Company agrees to protect all copies provided and return copies to writer in a timely fashion, but NLT ____.

     (c) Writer shall commerce services in writing of outlines upon receipt of notification from the Production Company of the selected properties. Draft copies of each treatment shall be due to the Production Company sixty (60) days after notification. If required, revised copies of each treatment shall be due thirty (30) days after receipt of comments from the Production company.

     6. DELIVERY/TIME OF ESSENCE:

     (a) Effective Delivery: To allow time for duplication of any Product Form, delivery shall be deemed to occur two (2) business days after the Product Form is actually received in the office of the Production Company. Delivery of each Product Form shall be deemed to occur upon receipt of such Product Form in the Production Company's office.

     (b) Time of the Essence: The Writer shall write and deliver each Product as soon as reasonably possible after commencement of the Writer's services thereon, but not later than the date upon which the applicable Delivery Period expires. Time of delivery is of the essence.

     (c) Revisions: For each Product Form which is in the nature of a Revision, the Writer' services shall include the writing and delivery of such changes as may be required by the Production Company within a reasonable time prior to the expiration of the Delivery Period applicable to such Product Form. Delivery shall not be effective until said Product Form incorporating such changes has been delivered to the Production Company.

     (7. COMPENSATION:

     (a) On condition that the Writer shall fully and completely keep and perform all of the Writer's obligations and agreement, hereunder, and as full consideration for all services rendered by the Writer for the Production Company, and for all rights granted and/or agreed to be granted by the Writer to the Production Company, per the individual project contracts, the Production Company agrees to pay the Writer and the Writer agrees to accept compensation as follows:

          1. A One-time payment of Ten Thousand Dollars (6000), payable on April 15, 1999, such payment to be deemed non refundable by the Company from the writer or non accountable against future options or payments due Writer.

          2. Each project shall then be required by Company to have an individual "option" agreement and an individual "screenwriter" agreement assigned to it and designated and reflective of the following amount: option payment against the combined book and screenplay purchase price of between Two Hundred Fifty Thousand ($250,000) Dollars and Three Hundred Seventy Five Thousand ($375,000) Dollars.

          3. Five (5%) Percent of one hundred (100%) percent of the Gross Profits earned by The Production Company.

     Compensation per project will be due per schedule per contract of individual designated "option" and "screenwriter" on each project.

     Compensation shall not be due or payable to the Writer for any period or periods during which the Writer shall fail, refuse or neglect, or shall be unable for any reason to render the Writer's services as required or desired by the Production Company under the terms of this Agreement.

     Failure to accomplish schedule of commencement of production and contracts therein and/or failure to meet all and any payments required, shall automatically null and void this contract and Company acknowledges and warrants that it will have no claim, lien, or interest therein in any and all of Writers Literary works, present and future.

     It is understood and acknowledged by the Production Company that this "Body of Work" agreement is non- assignable by the Production Company, for any reason whatsoever, without the written consent of the Writer.

        AGREED TO AND ACCEPTED BY:

        /s/ Warren Murphy                       /s/ Marlowe R. Walker
        Warren Murphy                           Big Dog Entertainment


                                    Exhibit A

Novels by Warren Murphy
One Night Stand (Razoni and Jackson). New York, Pinnacle, 1973.
Dead End Street (Razoni and Jackson). New York, Pinnacle, 1973.
City in Heat (Razoni and Jackson). New York, Pinnacle, 1973.
Down and Dirty (Razoni and Jackson). New York, Pinnacle, 1973.
Lynch Town (Razoni and Jackson). New York, Pinnacle, 1973.
Leonardo's Law. New York, Carlyle, 1978.
Atlantic City with Frank Stevens. Los Angeles, Pinnacle, 1979; London, Sphere, 1980.
Smoked Out (Digger). New York, Pocket Books, 1982.
Fool's Flight (Digger). New York, Pocket Books, 1982.
Dead Letter (Digger). New York, Pocket Books, 1982.
Lucifer's Weekend (Digger). New York, Pinnacle, 1982.
Trace. New York, New American Library, 1983.
And 47 Miles of Rope (Trace). New York, New American Library, 1984. Grandmaster, with Molly Cochran. New York, Pinnacle, 1984. London, Macdonald, 1985.
When Elephants Forget (Trace). New York, New American Library, 1984. The Ceiling of Hell. New York, Fawcett, 1984.
Pigs Get Fat. (Trace). New York, New American Library, 1985.
Once a Mutt. (Trace). New York, 1986.
Too Old a Cat, New York, New American Library, 1987.
High Priest (Grandmaster), with Molly Cochran. New York, New American Library, 1987.
Getting Up with Fleas. (Trace) New York, New American Library, 1988. The Hand of Lazurus, with Molly Cochran. New York, Pinnacle, 1988.

The Sure Thing. New York, Pinnacle, 1988.
Jericho Day. Texas, Diamond, 1989.
Scorpion's Dance. New York, Pinnacle, 1990.
Destiny's Carnival. New York, Fawcett, 1992.
Honor Among Thieves. New York, Pinnacle, 1992.
World Without End, with Molly Cochran. New York, Tor, 1996.
Deathgright, New York, Tor Books, 1993;
End Game, New York, Tor Books, 1994.

                            Short Stories

A Public Duty
Another Day, Another Dollar
And One for the Little Girl
A Finished Man
Collaboration
A Nice Place to Visit (with Molly Cochran)
An Element of Surprise
Without a Trace
Waiting for Mister Green

Unpublished Outlines, Treatments, Manuscripts

Saturday Night Special
The Last Resort
Wicked Ark
The Reduvi Defense
Out of Control
Extinction
Swashbuckler

Plays Written by Warren Murphy

Screenplays:
Where or When


The Temple Dogs*, with Molly Cochran. New York, New American Library, 1989.

*This title exempted from production, until further negotiations.

     Biography In 1963 Warren Murphy, then secretary to the Mayor of Jersey City, New Jersey, and a reporter on the City Hall beat named Richard (Ben) Sapir decided to collaborate on an adventure novel featuring a brash young Westerner trained in the martial arts by an inscrutable Oriental Master. While it took some time for the idea to catch on, (the first Destroyer novel was published in 1971), and the theme quickly became a cherished part of popular fiction (e.g. The Karate Kid movies). There are now over 30 million copies of the Destroyer novels in print, in 11 languages.
     Eighty Destroyer books have now been written, together with a novelization of the movie Remo Williams: The Adventure Begins, and the characters are as real as ever. Remo Williams, an ex-cop named after the Indiana town in which his hospital bed pan was manufactured, learns Sinanju, a fictional Korean Martial Art, at the hands of its venerable last Master, Chiun. Together they take on problems of a troubled world that make The Labors of Hercules look like mumblety-peg.
     Originally conceived as a parody of "Super Spy" novels, the series owes its success to the fact that its heroes are real people, their problems and emotions common ones, and the social and political basis for its plots mirrored in every day reality. The consistent high quality of the prose stems from the fact that Murphy finished and fine-tuned every script, usually from an outline and 95 page start by Sapir. But in 1978, after the first 34 books, Sapir opted to raise his literary sights and disassociated himself from the series. He later recanted his decision and returned to co-author No. 48, Profit Motive, and No. 52, Fool's Gold, and wrote Numbers 63 through 68 on his own.
     Murphy says of him "He had the most amazing talent for coming up with great story "McGuffins", plot twists; reading his work was like going to writing school. At his untimely death, he had barely toughed how great he was going to be."
     The breadth of Murphy's talent staggers the imagination. Comic detectives, caper novels, large suspense novels, sword and sorcery spy novels, and locked-room mysteries, together with stories, comic books, movies and countless collaborations do not even begin to mark the parameters of his creative genius.

     The Ceiling of Hell, winner of the Private Eye Writers of America Shamus award in 1985, is a prime example of Murphy's wide range. The story of disabled Secret Service Agent Steve Hook's struggle to cope with the collapse of both his personal and professional lives captured the imaginations of millions or readers.
     Similarly, Murphy's Law starring George Segal and Maggie Han, based loosely on Murphy's characters "Trace" and "Chico" harvested a huge television following throughout the world.
     A mystical event takes place in books co-authored by Murphy and Cochran. For a moment, the suspension of disbelief becomes so profound that readers are transmigrated to lands that never were with such vivid detail that they experience a sense of loss when the books end. Grandmaster, and Edgar winner, high Priest and The Temple Dogs are books like this. Hopefully, they mark only the beginnings of an endless collaboration that will continue to enrich the reading public for countless years.
     Because of a glitch in the printing order of The Temple Dogs, the hardcover of this book has become a collector's item in its own time.
     Sapir eventually succeeded in achieving judgment on his own terms. The New York Times review of his final work, Quest, an ambitious project concerning the Holy Grail, ended with the statement "Mr. Sapir is a brilliant professional." Unfortunately, he never got to read it, as it was published after his death.
     Murphy, however, is the professional's professional, the hallmark of work of consistently high quality produced in spite of the mercenary peccadilloes of a constantly changing publishing scene. A warm, generous man, he is often the victim of "ricochet discrimination." The sharp, snide, cutting one line retorts and highly prejudiced viewpoints of some of his characters are wrongfully taken to reflect the author's personal feelings. Nothing could be further from the truth, but such phenomena characteristically fail to bother Murphy. He simply philosophizes "It goes with the territory."